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                                                                    EXHIBIT 99.5

MONDAY APRIL 17, 5:00 PM EASTERN TIME

HEADHUNTER.NET ADOPTS RIGHTS PLAN

ATLANTA--(BUSINESS WIRE)--April 17, 2000--Headhunter.net (NASDAQ/NM:HHNT - news) today announced that it had adoptEd a shareholder protection rights agreement on April 15, 2000, designed to enhance the ability of all shareholders to realize the long-term value of their investment in the Company. The rights agreement was adopted in connection with the merger agreement announced between Headhunter.net and CareerMosaic.

The rights agreement provides that one preferred stock purchase right will be distributed as a dividend on each outstanding share of common stock of the Company held of record as of the close of business on April 27, 2000.

Robert M. Montgomery, president and chief executive officer of Headhunter.net, stated, "The rights agreement does not prevent a takeover, but it is designed to protect shareholders' interests by encouraging anyone seeking control of the Company to negotiate with the Board of Directors." A spokesman also noted that such plans have been adopted by a significant number of public corporations in recent years. The action came after consulting with legal and other advisors.

The rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Headhunter .net common stock, or announces a tender upon consummation of which, such person or group would beneficially own 15% or more of the common shares. If the rights are triggered, then each right not owned by the person or group entitles its holder to purchase shares of common stock at the right's then current exercise price (or in certain circumstances as determined by the company, a combination of cash, property, common shares or other securities), having a value of twice the right's exercise price of $200.

In addition, if Headhunter.net is involved in a merger or business combination transaction with another person in which Headhunter.net is not the surviving corporation, each right that has not previously been exercised will entitle its holder to purchase, at the right's then-current exercise price, common shares of such other person having a value of twice the right's exercise price.

Headhunter.net may terminate the rights at any time until the close of business on the tenth business day following an announcement by the Company that a person or group has become the beneficial owner of 15% or more of the Headhunter.net common stock. However, Headhunter.net has agreed in the merger agreement with CareerMosaic not to amend or terminate the rights agreement prior to completion of the merger.

Details of the rights agreement are outlined in a letter that will be mailed to all shareholders of record at the close of business on April 27, 2000.


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Headhunter.net (www.headhunter.net) is a leading national on-line recruiting service that specializes in empowering candidates and corporations to manage the job search process. Headhunter.net has more than 3 million users each month. The site has more than 130,000 job listings posted and over 350,000 resumes. More than 8,000 companies and recruiters post open positions in over 120 job categories.

Some of the preceding statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. Examples of words indicating forward-looking statements include "believes," "expects" and "will." These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but are subject t many uncertainties and factors relating to the Company's operations and business environment which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Please see Headhunter.net's Form 10-K, as amended, for a list of such uncertainties and factors. The Company undertakes no obligation to update or revise any forward-looking statement whether as a result of new information, future events, or otherwise.

CONTACT:

         Headhunter.net
         Mark Partin, 770/349-2410
         mark.partin@headhunter.net



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